Exhibit 4.3

CUSIP 67091K138

[FORM OF FACE OF WARRANT CERTIFICATE]

[To be included on Global Certificates]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (“AST”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN SUCH NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF AST (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF AST) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF AST OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF.

ANY TRANSFER OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF AUGUST 7, 2017, BETWEEN NUVERRA ENVIRONMENTAL SOLUTIONS, INC. (THE “COMPANY”) AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.

CERTIFICATE FOR WARRANTS

WARRANTS TO PURCHASE COMMON STOCK OF

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

THIS CERTIFIES THAT Cede & Co., or its registered assigns, is the registered holder of the number of Warrants (CUSIP 67091K138) set forth above (the “Warrants”). Each Warrant entitles the holder thereof (the “Holder”), at its option and subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (the “Company”), [•] shares of Common Stock, par value of $0.01 per share, of the Company (the “Common Stock”) at an exercise price of $39.82 per share (the “Exercise Price”), or by Cashless Exercise referred to below. This Warrant Certificate shall terminate and become void after 5:00 p.m., New York City time, upon the later of (i) the fifth (5th) anniversary of the Effective Date (as defined in the Warrant Agreement (defined below)) and (ii) the MDJ Option Expiration Date (as defined in the Warrant Agreement), except that in no event shall the term of this Warrant Certificate exceed the seventh (7th) anniversary of the Effective Date, or upon the exercise hereof as to all the shares of Common Stock subject hereto. The number of shares issuable upon exercise of the Warrants shall be subject to adjustment from time to time as set forth in the Warrant Agreement.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of August 7, 2017 (the “Warrant Agreement”), between the Company and American Stock Transfer & Trust Company, LLC (in such capacity, the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties and obligations of the Company, the Warrant Agent and the Holders. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Warrant Agent at 6201 15th Avenue, Brooklyn, New York 11210, Attention: Relationship Management – Nuverra Environmental Solutions, Inc.

Subject to the terms of the Warrant Agreement, the Warrants may be exercised in whole or in part (i) by presentation of this Warrant Certificate with the Election to Purchase attached hereto duly executed and with the simultaneous payment of the Exercise Price in cash (subject to adjustment) to the Warrant Agent for the account of the Company at the office of the Warrant Agent or (ii) by Cashless Exercise. Payment of the Exercise Price in cash shall be made by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose. Payment by Cashless Exercise shall be made without the payment of cash by reducing the amount of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (1) the number of shares of Common Stock for which such Warrant is exercisable as of the Exercise Date (if the Exercise Price were being paid in cash) and (2) a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the

Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date.

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable at any time.

As provided in the Warrant Agreement, the number of shares of Common Stock issuable upon the exercise of the Warrants is subject to adjustment upon the happening of certain events.

The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with the registration of the Transfer or exchange of the Warrant Certificates but not for any exchange or original issuance (not involving a transfer) with respect to Warrant Certificates, the exercise of the Warrants or the Common Stock.

Upon any partial exercise of Certificated Warrants, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate representing those Warrants which were not exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by presenting this Warrant Certificate properly endorsed with a request to exchange this Warrant Certificate for other Warrant Certificates evidencing an equal number of Warrants. No fractional shares of Common Stock will be issued upon the exercise of the Warrants, but the Company shall pay an amount in cash equal to the Current Market Value per share of Common Stock on the day immediately preceding the date the Warrant is exercised, multiplied by the fraction of such share of Common Stock that would be issuable on the exercise of any Warrant, computed to the nearest whole cent.

All shares of Common Stock issuable by the Company upon the exercise of the Warrants and payment therefor shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

The Holder in whose name the Warrant Certificate is registered may be deemed and treated by the Company and the Warrant Agent as the absolute owner of the Warrant Certificate for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,

by
Name:
Title:

DATED:

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent,

by
Authorized Signatory